SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2006

BICO, INC.
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(Exact name of Registrant as specified in its charter)

Pennsylvania	0-10822	25-1229323
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

One Wakonda
	Dove Canyon, California	92679
	(Address of principal executive offices)	(Zip Code)

(949) 367-1362
(Registrant's telephone number,
including area code)

2275 Swallow Hill Road
Bldg. 2500
Pittsburgh, Pennsylvania
15220
(Former name or former address,
if changed since last report.)

Check the appropriate box below of the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On February 20, 2006, BICO entered into a Stock Purchase and Recapitalization Agreement (“Agreement”) to acquire 100% of the issued and outstanding shares of Vegas Wireless Entertainment, Inc., a corporation formed in the Canadian province of Ontario (“VWE”). Pursuant to the Agreement, at the closing of the transaction the current shareholders of VWE will receive common stock of the Company equal to approximately 74% ownership. To facilitate the exchange of shares as a tax deferred merger reorganization, a merger subsidiary will be formed in Ontario. The transaction is expected to close in March, 2006.

Item 3.03 Material Modification to Rights of Equity Holders.

In connection with approval of the Agreement, the Board of Directors authorized the conversion of all issued and outstanding shares of Series M Preferred Stock of the Company into Common Stock at the exchange ratio designated in the Certificate of Designation, 13.15 shares of Common Stock in exchange for 1 share of Series M Preferred.

Subsequent to the conversion of all shares of Series M Preferred Stock there will be a reverse stock split of the Company’s common stock at a ratio to be determined in the discretion of VWE and communicated to the Company not less than 10 days before the closing of the transaction.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following documents are being filed herewith by BICO as exhibits to this Current Report on Form 8-K:

1.1	Stock Purchase and Recapitalization Agreement.

99.1	Press release of BICO dated February 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BICO, INC.
(Registrant)

Date: February 22, 2006

By: /s/ Richard M. Greenwood
Richard M. Greenwood
Chief Executive Officer and President